Exhibit 1

SUMMARY SCHEDULE OF FUNDED DEBT AT DECEMBER 31, 2015

Currency	Issues	Interest %	Maturities	Initial amount in currency of borrowing (in millions)	Initial amount in equivalent in millions of euros(1)	Amount outstanding in millions of euros(2)
U.S. dollars	12	1 – 5.125	2016-2020	10,150	7,845	9,323
Australian dollars	6	4.75 – 6	2020-2024	800	555	537
Swiss francs	2	1 – 3.375	2020-2023	400	291	369
Euros	18	0.375 – 3.000	2018-2035	6,813	6,813	6,813
Pounds sterling	6	1.25 – 1.875	2016-2019	1,150	1,448	1,567
Japanese yen	1	1.875	2018	5,000	30	38
New Zealand dollars	2	7.5	2018	150	74	94

Total	47					18,741

(1)	The equivalent in EUR is computed using the exchange rate at trade date.
(2)	The equivalent in EUR is computed using the exchange rate at December 31, 2015.

SCHEDULE OF ANNUAL AMORTIZATION OF FUNDED DEBT OUTSTANDING AT DECEMBER 31, 2015

(IN MILLIONS OF EUR(1))

Currency	2016	2017	2018	2019	2020	2021 and after	Total
U.S. dollars	2,296	2,893	2,296	919	919	0	9,323
Australian dollars	—	—	—	—	336	201	537
Swiss francs	—	—	—	—	162	208	369
Euros	—	—	1,626	212	1,000	3,975	6,813
Pounds sterling	341	—	817	409	—	—	1,567
Japanese yen	—	—	38	—	—	—	38
New Zealand dollars	—	—	94	—	—	—	94

Total	2,637	2,893	4,872	1,539	2,416	4,384	18,741

(1)	The equivalent in EUR is computed using the exchange rate at December 31, 2015.